ASSET PURCHASE AGREEMENT
                                    BY AND AMONG
                       PLASTIC PRINTING PROFESSIONALS, INC.,
            CERTAIN SHAREHOLDERS OF PLASTIC PRINTING PROFESSIONALS, INC.
                                        AND
                             DSS ACQUISITION SUB, INC.

                                  February 7, 2006

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                                 Table of Schedules

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       A        Excluded Assets
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       B        Assumed Liabilities
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       C        Allocation of Purchase Price
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       D        Financial Statements - Proforma Balance Sheet
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       E        Premises Lease 5955 Mission Street, Daly City, CA 94014
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       F        Inventory
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       G        Contracts Being Assumed
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       H        Customer Purchase Orders  entered into in the ordinary
                course of business, consistent with past practices
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       I        Non-Disclosure Agreements
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       J        Permits Necessary For Operation
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       K        Organizational Chart
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       L        Benefit Plans
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       M        Suppliers
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       N        Product and Service Warranties
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       O        Product Recalls and Product Liability
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       P        Transferred Employee Accruals
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       Q        Patent Application
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       R        Business Secret Disclosures
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       S        Consents at Closing
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       T        Tangible Personal Property (Fixed Assets and Deposits
                (Prepayments))
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                              ASSET PURCHASE AGREEMENT

      This Asset Purchase Agreement (this "Agreement"), dated as of February 7, 2006, by and among Plastic Printing Professionals, Inc., a California corporation ("Seller"), Barbara Caulley, Michael Caulley, and Jaeson Caulley (collectively, the "Shareholders" and, together with Seller, the "Selling Parties"), and P3 Acquisition Sub, Inc., a New York corporation ("Buyer").

      WHEREAS, Seller is in the business of manufacturing and distributing plastic printed products, including credit cards, plastic graphics, plastic templates and overlays and numerous other applications of plastic printing and fabricating (the "Business");

      WHEREAS, the Seller desires to sell to Buyer substantially all of its assets and Buyer desires to purchase such assets;

      WHEREAS, the Shareholders are all the owners of equity interests of 10% or greater for an equity total of 90% in Seller; and

      WHEREAS, it is a material inducement to Buyer's execution and delivery of this Agreement and the consummation of the transactions contemplated hereby that each Shareholder shall have made the covenants and agreements set forth in this Agreement including, without limitation, those contained in Articles 6 and 7 hereof.

      NOW, THEREFORE, in consideration of the covenants, agreements, representations and warranties of the parties herein contained, and upon the terms and subject to the conditions hereinafter set forth, the parties hereto hereby agree as follows:

                       ARTICLE 1. Purchase and Sale of Assets

      1.1 Sale and Assignment. Subject to the terms and conditions herein and in reliance upon the respective representations and warranties of the parties set forth herein or in any document delivered pursuant hereto, at the Closing and on the Closing Date, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept, all of the Seller's right, title and interest in and to, all of the assets of Seller except for the Excluded Assets (as defined below), free and clear of all Liens, including, without limitation, all of its properties, assets and rights of every nature, kind and description, whether accrued, contingent or otherwise and whether now existing or hereafter acquired (collectively, the "Purchased Assets"), other than the Excluded Assets. The Purchased Assets include, without limitation, the following assets and properties of Seller:

            (a) all assets, except the Excluded Assets, reflected on the Seller's December 31, 2005 Proforma Balance Sheet (attached hereto as Schedule D and prepared in accordance with Seller's normal accounting practices and procedures) (the "Proforma Balance Sheet"), which shall be modified to include the revenue and expenses generated by the Seller's on going operations after December 31, 2005 to the Closing Date which are of the types of revenue and expenses that have been ordinarily incurred in the conduct of the Seller's ordinary business operations prior to the December 31, 2005, including, without limitation:

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                  (i.) all cash on hand or in a bank as well as all cash
equivalents;

                  (ii.) all trade and accounts receivable and other receivables of whatever nature or origin and other indebtedness owing to Seller including the benefit of all collateral, security, guaranties and similar undertakings received or held in connection therewith;

                  (iii.) all inventory, wherever located, of finished products and all inventories of raw materials, work-in-process, maintenance and spare parts, supplies and packaging materials, including inventories consigned to vendors or subcontractors and goods in transit (collectively, the "Inventory");

                  (iv.) all prepaid expenses, deferred changes, advance payments, deposits and rights to refunds from other Persons; and

                  (v.) all vehicles, machinery, equipment, office furniture, fixtures, office equipment, office materials, tools, spare parts and supplies and other tangible personal property, wherever located (collectively, the "Tangible Personal Property"), including without limitation that set forth on Schedule T.

            (b) all lists of customers (the "Customer List"), namely all accounts (the "Customers") to whom Seller has ever sold products or ever provided services, and any interest Seller has in the Customer List, including Seller's right to engage in the Business with respect to the Customers;

            (c) all leasehold and other interests in real property, together with the buildings, improvements, structures, fixtures, easements and other appurtenances or rights used or owned by Seller, in each case wherever located, including, without limitation, those set forth on Schedule E;

            (d) all right, title and interest of Seller in and to all contracts, agreements, purchase orders, licenses (including without limitation software licenses) and leases to which Seller is a party (collectively the "Contracts"), whether written or oral, express or implied, including without limitation those set forth on Schedules G and H;

            (e) all right, title and interest of Seller in and to:

                  (i.) all copyrights, trademarks, service marks, trade names, logos, EPA Registrations and related data and applications for any of the foregoing,

                  (ii.) all know-how, trade secrets, technology, software and production and other processes or formulae,

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                  (iii.) all rights under warranties from suppliers of Inventory and Tangible Personal Property,

                  (iv.) all telephone numbers, postal addresses, electronic mail addresses, domain names, web sites and other intangible proprietary property, and

                  (v.) all approvals, consents, licenses, permits, waivers or other authorizations issued, granted, given or otherwise made available under the authority of any government or political subdivision thereof or any executive, judicial, legislative, regulatory or administrative agency, authority or office, including, without limitation, those set forth on Schedule J;

            (f) all engineering and production reports, consulting reports, health and safety data (including data in support of EPA Registration) marketing data and reports, forecasts, DacEasy billing data, product catalogues, technical equipment information and specifications, mailing lists, vendor and supplier lists, customer lists and any other similar information in tangible and/or electronic form;

            (g) all goodwill in and going concern value of the Business, including the right to use the name "Plastic Printing Professionals" and "P3" and any variations thereof, and any goodwill related thereto;

            (h) Covenants not to compete for no less than one year from each shareholder / employee holding 10% or more of the Seller's common stock;

            (i) all other rights, interests, assets and items of property, real or personal, tangible or intangible, owned, used by or accruing to the benefit of Seller or necessary or desirable to enable Buyer to continue the Business substantially as conducted by Seller immediately before the date hereof; and

            (j) the Seller's Working Capital as it exists on the Closing Date. "Working Capital" for this paragraph is defined as follows: current assets (cash and cash equivalents plus accounts receivable plus Inventory plus prepaids) minus current liabilities (accounts payable plus accrued expenses plus short term working capital loan plus normal and customary WIP expenses).

Prior to Closing, Seller provided Buyer with the Proforma Balance Sheet. Buyer has objected that the Proforma Balance Sheet may overstate Seller's accounts receivable as of December 31, 2005 by up to $50,000. Buyer and Seller have agreed that Buyer will withhold $50,000 (or receive other mutually acceptable credits totaling $50,000) from the Purchase Price. Buyer and Seller will mutually agree within ten (10) days after the Closing Date on the accounts receivable to be reflected in the Proforma Balance Sheet and shall, if appropriate based upon a comparison of the previously disclosed accounts receivable in the Proforma Balance Sheet and the accounts receivable to be mutually agreed upon, decrease each of the accounts receivable in the Proforma Balance Sheet and the Purchase Price by no more than said $50,000. If Buyer and Seller are unable to mutually agree on the accounts receivable to be reflected in the Proforma Balance Sheet within ten (10) days after the Closing Date, the parties shall use procedures substantially similar to those proscribed in
Section 2.4 to resolve their dispute.

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      1.2 Excluded Assets. Seller will retain ownership only of those assets set forth on Schedule A together with all of Seller's rights under this Agreement and any other Transaction Documents and the transactions contemplated hereby and thereby (collectively, the "Excluded Assets").

      1.3 Assumed Liabilities. Buyer shall assume only those liabilities listed on Schedule B, but only to the extent reflected on the Proforma Balance Sheet which shall be modified to include the revenue and expenses generated by the Seller's on going operations after December 31, 2005 which are of the types of revenue and expenses that have been ordinarily incurred in the conduct of the Seller's ordinary business operations prior to the December 31, 2005 (collectively, the "Assumed Liabilities"). Except as provided in this Agreement (including, without limitation, the immediately preceding sentence and the Schedules attached hereto), Buyer shall not assume or become liable or obligated for or on any contract or agreement of Seller or for any debt, liability or obligation of Seller, whatsoever, whether known or unknown, direct, contingent or otherwise, however or whenever arising or asserted, including, without limitation (collectively, the "Excluded Liabilities"):

            (a) any liability or obligation of Seller to its employees, customers, creditors, suppliers or brokers, or to any governmental authority, except for Transaction Taxes (as defined below) and Sales Taxes (as defined below);

            (b) in respect of the non purchased or retained assets;

            (c) any loss, liability or damage relating to an Environmental Condition existing on the Closing Date or a violation of Environmental Laws at or prior to the Closing Date;

            (d) any and all liabilities of Seller for Taxes, except to the extent provided for on the Proforma Balance Sheet and the subsequent generation of ordinary income and expenses;

            (e) any and all liabilities of Seller to any of its directors, officers, members or affiliates;

            (f) any and all liabilities, obligations and commitments arising from any material breach of the Contracts;

            (g) any and all of Seller's obligations and liabilities arising under this Agreement or incurred by Seller in connection with the negotiation, execution or performance of this Agreement, including, without limitation, all legal, accounting, brokers', finders' and other professional fees and expenses and Taxes on any gain or income from the sale of the Purchased Assets (except for Transaction Taxes);

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            (h) any and all indebtedness (not excluding normal monthly payments made prior to the Closing Date) of any Selling Party, including without limitation any and all indebtedness of Seller to Transpacific Bank, and

            (i) any and all obligations of Seller relating to credit cards, phone cards or other materials of credit to or for the benefit of Employees except for expenditures ordinarily incurred in the conduct of the Seller's business operations.

Without limiting the generality of the indemnification obligations set forth in
Section 7.1, Seller shall be solely responsible for satisfying all of the Excluded Liabilities and Buyer shall have no liability whatsoever with respect thereto. "Sales Taxes" shall mean the obligation to pay sales Taxes relating to the Business.

                              ARTICLE 2. Consideration

      2.1 Purchase Price. The total consideration for the sale, assignment and transfer of the Purchased Assets, subject to adjustment in accordance with
Section 2.2, shall be (a) One Million Five Hundred Thousand Dollars ($1,500,000) (the "Purchase Price") and (b) the assumption of the Assumed Liabilities. Buyer shall pay the Purchase Price to Seller at the Closing as follows: (i) One Million Two Hundred Fifty Thousand Dollars ($1,250,000) in immediately available funds and (ii) 18,704 shares of the Common Stock of Document Security Systems, Inc. (the "DSS Shares"). The value of the DSS Shares shall be equal to Two Hundred Fifty Thousand Dollars ($250,000) as of the Closing Date (the "Value"). The parties hereby agree and acknowledge that the Value has been calculated as the average of the closing prices for the Common Stock of Document Security Systems, Inc. on the ten (10) American Stock Exchange trading days immediately preceding the Closing Date. Notwithstanding the foregoing, in the event that the closing price on the American Stock Exchange of the Common Stock of Document Security Systems, Inc. shall be less than $8 between December 31, 2005 and the Closing Date, Seller may, prior to the Closing, cancel the transactions contemplated by this Agreement by providing Buyer written notice of such decision, which notice shall be received to Buyer prior to the Closing; provided, however, that nothing in this Section shall provide Seller or any of the Selling Parties the right to cancel, terminate or otherwise reverse the consummation of the transactions contemplated by this Agreement after the Closing. The DSS Shares shall be issued to Seller subject to the terms and conditions set forth in Section 2.6 and the Buyer's warranties set forth in
Section 5.3.

      2.2 Post-Closing Adjustments.

            (a) Seller's Closing Date Balance Sheet. Seller's non-binding estimated Closing Date balance sheet shall consist of and be determined by the following:

                  (i.) Seller has provided the Buyer with the Proforma Balance Sheet;

                  (ii.) Prior to the Closing, Seller will provide Buyer with the final form of the following lists:
                        (A) Accounts Receivables listing;

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                        (B) Fixed assets listing (a part of Schedule T);
                        (C) Inventory listing (Schedule F);
                        (D) Deposits/Prepay amounts (a part of Schedule T); and
                        (E) Bank balance.

                  (iii.) At the Closing or not later than three weeks thereafter, Seller shall provide Buyer with copies of Seller's bank statements and Seller's cancelled checks to tie the Proforma Balance Sheet to the bank balance shown on the bank balance final list.

                  (iv.) Seller shall not provide Buyer a then-current list of Payables (as defined below) at the Closing. "Payables" shall mean those invoices or bills directly related to the Business which are presented by Seller to Buyer no later than 60 days after the Closing Date and meet at least one of the following criteria:

                        (A) were on a written List provided by Seller to Buyer on or before the Closing Date; or
                        (B) were normal and customary payables occurring as a result of the ordinary operation of the Seller's business after the Proforma Balance Sheet and through to and including the Closing Date.

            (b) Buyer's Reviewed Balance Sheet. As soon as practicable and in no event later than sixty (60) days following the Closing Date, Buyer shall prepare and deliver to Seller a statement of the Purchased Assets and the Assumed Liabilities as of the Closing Date (the "Reviewed Balance Sheet"). The Reviewed Balance Sheet shall be prepared in accordance with GAAP, and shall include:

                  (i.) a verification of Assumed Liabilities (including accruals for utility charges, real estate taxes, personal property taxes, payroll, payroll taxes, IRA (401K) contributions, rental payments, vacation and sick time),

                  (ii.) a reconciliation of the Inventory (valued at cost), to be "rolled back" to the Closing Date,

                  (iii.) a reconciliation of the accounts receivable constituting part of the Purchased Assets, to be "rolled back" to the Closing Date,

                  (iv.) a physical identification and valuation by appraisal of fixed assets and verification with fixed asset records, to be "rolled back" to the Closing Date, and

                  (v.) such reconciliations, appraisals, and verification shall be conducted by Buyer and may be observed and/or participated in by Seller or Seller's representatives at all times and places contemporaneously with the respective countings and testings, as Seller may desire. Buyer shall give the Seller reasonable written notice and opportunity to attend such reconciliations, appraisals, and verification shall be conducted by Buyer. Any remaining portion of Inventory in transit or on consignment shall be determined by confirmation methods consistent with prior practice or as may be otherwise mutually agreed by Seller and Buyer. Except to the extent agreed herein, Seller and Buyer shall reasonably agree upon the methodologies, procedures, and the appraiser to be utilized in such countings, testings and appraisals.

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            (c) Adjustment Certificate. As soon as practicable and in no event later than sixty (60) days following the Closing Date, Buyer shall prepare and deliver (together with the Reviewed Balance Sheet and all documentation that reflects or verifies it) to Seller a certificate (the "Adjustment Certificate"), setting forth the Post-Closing Adjustment, if any. The "Post-Closing Adjustment" shall be the amount that the Reviewed Balance Sheet varies from the Proforma Balance Sheet (after it has been rolled forward to the Closing Date) (the "Adjusted Proforma Balance Sheet"). "Material Variance" shall mean a variance in excess of $40,000 with respect to the amount that the Reviewed Balance Sheet varies from the Adjusted Proforma Balance Sheet. Any variance included in the Post Closing Adjustment or in the calculation of a Material Variance must be the result of a quantifiable difference that arises not primarily as a result of differences in accounting methodologies: Seller's normal and customary practices versus Buyer's GAAP based accounting analysis. If there is a Material Variance, then Buyer shall be compensated by the Seller for the negative difference that is in excess of the Material Variance and Seller shall be compensated by Buyer for the positive difference that is in excess of the Material Variance. This difference that is in excess of the Material Variance that shall be set forth on the Adjustment Certificate together with all information necessary to support this determination.

      2.3 Resolution of Disagreements. The Reviewed Balance Sheet and the Adjustment Certificate shall be deemed accepted and conclusive and binding, unless Seller shall give written notice to Buyer of the items with which it disagrees ("Disagreement Notice") within fifteen (15) Business Days after the receipt by Seller of the Adjustment Certificate, the Reviewed Balance Sheet and all supporting documentation. The Disagreement Notice shall specify each item disagreed with by Seller and specify in reasonable detail the basis for each disagreement. Seller and Buyer shall, during the twenty (20) Business Days after receipt by Buyer of the Disagreement Notice, negotiate in good faith to resolve any such disagreements with respect to the Adjustment Certificate and the Reviewed Balance Sheet. If at the end of such twenty (20) Business Days, the parties have been unable to resolve their disagreements, such disagreements shall be resolved by a "Big 4" accounting firm selected jointly by Seller and Buyer which is unaffiliated with Buyer and any Selling Party and whose offices for reviewing this matter are in San Francisco (the "Unaffiliated Firm"). The Unaffiliated Firm shall (i) resolve the disagreement as to the Reviewed Balance Sheet and the Adjustment Certificate as promptly as possible after its engagement by the parties, (ii) thereby consider and resolve only those items in the Disagreement Notice(s) which remain unresolved between Buyer and Seller,
(iii) observe the principles set forth in Section 2.2(b), and (iv) shall otherwise employ such procedures as it, in it sole discretion, deems necessary or appropriate in the circumstances. The Unaffiliated Firm shall submit to the parties hereto a report of its review of the items in the Disagreement Notice(s) as promptly as practicable and shall include in such report its determination of adjustments required to the Post-Closing Adjustment, which adjustments shall be no more favorable to Buyer than reflected in the Reviewed Balance Sheet and no more favorable to Seller than reflected in the Disagreement Notice. The determinations so made by the Unaffiliated Firm shall be conclusive, binding on, and non-appealable by, the parties hereto. The fees and disbursements of the Unaffiliated Firm shall be borne one half by Seller and one half by Buyer.

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      2.4 Post-Closing Payments. Upon the earliest to occur, as applicable, of
(a) the date upon which Seller has waived its right to give a Disagreement Notice after delivery of the Adjustment Certificate, (b) the expiration of the twenty (20) Business Day period during which Seller has the right to give a Disagreement Notice, and (c) any resolution of any disagreement relating thereto becoming effective and binding pursuant to Section 2.3, in each case no later than five (5) Business Days thereafter, the losing party shall effect the payments required by this Section 2.4, if applicable. Seller and Buyer agree that.

                  (i.) Buyer shall be compensated promptly by Seller for the negative difference that is in excess of the Material Variance; and
                  (ii.) Seller shall be compensated promptly by Buyer for the positive difference that is in excess of the Material Variance.

      2.5 Allocation of Purchase Price. The Purchase Price shall be deemed for all purposes (e.g., those relating to Taxes and tax returns of any kind whatsoever, including, without limitation, Internal Revenue Service Form 8594) to be allocated in accordance with the allocation schedule to be mutually prepared by Buyer and Seller and attached hereto as Schedule C within sixty (60) days after the Closing Date. Neither Buyer, Seller nor any of their affiliates shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with such allocation unless required to do so by applicable law.

      2.6 Restrictions on Transferability. Seller hereby acknowledges that the DSS Shares issued to Seller pursuant to this Agreement have not been registered under the Securities Act of 1933, as amended, and therefore may not be sold or otherwise transferred unless they are registered under the Securities Act or an exemption is available therefrom. The DSS Shares shall bear a legend setting forth the restrictions on transferability.

      2.7 Conveyance of Purchased Assets. Seller will request, and Buyer shall cooperate with Seller to obtain, approvals, consents and waivers necessary to convey to Buyer any lease, Contract, license, permit, registration, agreement, purchase order, commitment, property interest or other asset or right included in the Purchased Assets (including, without limitation, governmental registrations, permits, licenses and other authorizations), or any claim, right or benefit arising thereunder or resulting therefrom (a "Retained Interest"). If any of such approvals, consents or waivers shall not have been obtained as of the Closing, Seller shall act in good faith, with all reasonable costs related thereto to be borne by Buyer, to cooperate with Buyer in any reasonable and lawful arrangement designed to provide the benefits of such Retained Interest to Buyer. If Buyer is provided the benefits of such Retained Interest as a result of any such arrangement, the obligations in connection with such Retained Interest shall be Assumed Liabilities.

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                           ARTICLE 3. Closing; Deliveries

      3.1   Closing.

            (a) The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of the Seller, at 10:00 a.m., local time, on February 7, 2006 or on such other date and place as mutually agreed upon by Seller and Buyer. The date on which the Closing takes place is herein called the "Closing Date".

            (b) All proceedings to be taken and all documents to be executed and delivered by the parties at the Closing shall be deemed to have been taken and executed simultaneously and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

      3.2 Seller's Deliveries. At the Closing, Seller shall deliver or cause to be delivered to Buyer:

            (a) a certificate as to the incumbency of the person(s) executing this Agreement and the other Transaction Documents on behalf of Seller;

            (b) bills of sale and such other instruments of assignment and conveyance as may be requested by Buyer in order to effectively to transfer to Buyer good and marketable title to the Purchased Assets (including without limitation all non-administrative software used in the Business and specifically excluding the DacEasy and ADP software, personnel, insurance, and financial software/data/information), all in form requested by Buyer, executed by Seller;

            (c) certificates of title, if any, to all of the Purchased Assets;

            (d) a duly authorized certificate of amendment to the certificate of incorporation of Seller, in form acceptable for filing with the appropriate governmental authorities, changing the name of Seller to a name which does not contain the words "P3", "Plastic", "Printing" or "Professionals";

            (e) UCC-3 termination statements, if necessary, releasing any and all Liens on the Purchased Assets;

            (f) a copy of the Customer List sent to Buyer via e-mail (in no event shall Seller provide Buyer with a printed copy of the Customer List) and a copy of the DacEasy billing module; and

            (g) all other documents required by the terms of this Agreement to be delivered by Seller to Buyer at the Closing.

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      3.3   Buyer's Deliveries.  At the Closing, Buyer will deliver to Seller:

            (a) One Million Two Hundred Fifty Thousand Dollars ($1,250,000) by wire transfer of immediately available funds to such account(s) as Seller shall specify;

            (b) a stock certificate representing the DSS Shares shall be delivered within ten Business Days after the Closing;

            (c) a certificate as to the incumbency of the person(s) executing the Agreement and the other Transaction Documents on behalf of Buyer; and

            (d) all other documents required by the terms of this Agreement to be delivered by Buyer to Seller at the Closing.

            ARTICLE 4. Representations and Warranties of Selling Parties

      Each of the Selling Party, jointly and severally, hereby represents and warrant to Buyer as follows:

      4.1   Organization, Standing and Qualification; Authority.

            (a) Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California. Seller has the requisite power and authority to own and lease its properties, including the Purchased Assets, and to carry on its business in the places such properties are now owned and leased and where such business is presently conducted. Seller is not required to be duly qualified to do business in any state other than the State of California.

            (b) Seller does not have any direct or indirect interest in, and is not subject to any obligation or commitment to purchase any direct or indirect interest in, any corporation, partnership, joint venture, limited liability company, business enterprise or entity.

            (c) Seller has all requisite power and authority to execute and deliver this Agreement and the other agreements and instruments contemplated hereby (collectively the "Transaction Documents") and to carry out the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by, and constitutes the legal, valid and binding obligation of, Seller and this Agreement and the other Transaction Documents, when executed and delivered by Seller, shall constitute the legal, valid and binding obligation of Seller, in each case enforceable against it in accordance with their respective terms. All proceedings required to be taken by Seller relating to the execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly taken.

            (d) The Shareholders are the legal and beneficial owners of 90% of the membership interests and/or other equity securities of Seller.

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            (e) Each Shareholder has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents and to carry out the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by, and constitutes the legal, valid and binding obligation of, each Shareholder and this Agreement and the other Transaction Documents, when executed and delivered by a Shareholder, shall constitute the legal, valid and binding obligation of such Shareholder, in each case enforceable against such Shareholder in accordance with their respective terms.

      4.2 No Violation. Except as may be caused or made necessary by facts relating solely to Buyer, the execution, delivery and performance of this Agreement and the other Transaction Documents by the Selling Party, and the consummation by the Selling Party of the transactions contemplated hereby and thereby, will not conflict with, violate, result in or constitute a default under, breach or violation of, or an event that with notice or lapse of time, or both, would be a default under, breach or violation of, or permit the termination of, or cause or permit acceleration under, (a) the certificate incorporation or by-laws of Seller, (b) any material note, bond, mortgage, indenture, deed of trust, license, permit, lease, loan agreement, Contract or other agreement, instrument or arrangement to which a Selling Party is a party or by which any of their respective assets or properties are bound or (c) any law, rule or regulation to which a Selling Party is subject or violate any court or administrative order by which a Selling Party is bound. No material approval or consent of, and no filing, registration, qualification, designation or declaration with, or notice to, any federal, state or local governmental authority or administrative agency or any third party is necessary for the execution, delivery and performance by the Selling Party of this Agreement and the other Transaction Documents. The execution, delivery and performance of this Agreement and the other Transaction Documents by the Selling Parties, and the consummation by the Selling Party of the transactions contemplated hereby and thereby, will not result in the creation of any Lien on any of the Purchased Assets.

      4.3 Financial Statements. Attached as Schedule D are true and complete copies of the unaudited balance sheet of Seller as of December 31, 2005 and the related statements of income for the preceding fiscal year (2005) (the "Financial Statements"). The Financial Statements have been prepared in accordance with the Seller's normal and customary accounting practices, consistently applied, and fairly present in all material respects the financial position of and the results of operations of Seller as of the respective dates thereof and for the fiscal periods covered thereby.

      4.4 Absence of Certain Changes or Events. Since December 31, 2005, there has been no change that, individually or in the aggregate, would have a material adverse effect on the Business, whether or not covered by insurance, and Seller has no knowledge of any such change that could reasonably be expected to occur, nor has there been any damage, destruction or loss that could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Business, whether or not covered by insurance. Except as expressly contemplated or permitted by this Agreement, since the date of the Balance
Sheet:

            (a) there has not been any increase in the rate or terms of salary, the payment of an abnormal bonus, the payment of a dividend or other distribution by Seller to any of its employees, directors, Shareholders or other Person;

            (b) Seller has not entered into any agreement or transaction outside the ordinary course of business, consistent with past practice;

            (c) Seller has not materially changed its financial or accounting methods, principles or practices, including its payables and receivables practices, other than as required by GAAP;

            (d) Seller has not sold, transferred, leased to others or otherwise disposed of any of the assets or properties, except in the ordinary course of business, consistent with past practice;
            (e) Seller has not experienced any labor union organizing activity, had any actual or threatened employee strike, work stoppage, slow down or lockout, or had any change in its relations with its employees as a group;

            (f) Seller has used reasonable efforts to preserve intact its business organization and goodwill as to customers, suppliers and others having business relationships with it, to keep available the services of its employees, and to maintain satisfactory relationships with those Persons having business relationships with Seller;

            (g) Seller has not encumbered any of its assets or canceled any of its debts or claims or granted any Liens on any of its assets or properties except, in each case, in the ordinary course of business, consistent with past practice;

            (h) Seller has paid as and when due all amounts due and payable under any of the Contracts, and otherwise with all of its obligations under the Contracts, and has not terminated, assigned, amended or otherwise modified any Contract;

            (i) Seller has complied with all laws, rules and regulations applicable to the conduct of the Business; and

            (j) Seller has not entered into any agreement to effect any of the foregoing or otherwise conducted its business other than in the ordinary course of business, consistent with past practice.

      4.5 Tax Liabilities. Seller has paid all Taxes (as defined below) due and payable by Seller with respect to the period prior to the Closing Date. Seller has timely filed, or shall timely file prior to Closing or promptly thereafter, all required Tax Returns (as defined below). There are no Liens for failure to pay Taxes upon any of the Purchased Assets. No claim has ever been made by an authority in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. To the best of its knowledge, Seller has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all IRS Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

"Taxes" mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other person.

"Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

      4.6 Premises Lease.

            (a) The Premises Lease for 5955 Mission Street, Daly City, CA 94014, attached hereto as Schedule E, is in full force and effect and has not been modified, amended, or altered, in writing or otherwise (the "Real Property Lease", and the real estate governed by the Real Property Lease being the "Real Property").

            (b) (i) All obligations of the landlord or lessor under the Real Property Lease which have accrued have been performed, and (ii) no landlord or lessee is in default under the Real Property Lease.

            (c) All obligations of the tenant or lessor under the Real Property Lease which have accrued have been performed.

            (d) Seller is not in default in any material respect under the Real Property Lease and no circumstance presently exists which, with notice or the passage of time, or both, would give rise to a default by Seller.

            (e) Seller has full legal power and authority to assign all of its rights under the Real Property Lease to Buyer in accordance with this Agreement.

            (f) Except as set forth on Schedule E, (i) there are no defects in the physical condition of any improvements constituting a part of the Real Property, including, without limitation, structural elements, mechanical systems, roofs or parking and loading areas, and (ii) all of such improvements are in good operating condition and repair, have been well maintained, are suitable for their present uses and are structurally sound. There are no condemnation proceedings, lawsuits or administrative actions relating to any of the Real Property pending, or, to the knowledge of Seller, threatened, which might detract from the value of such property, interfere with any present or intended use of such property or adversely affect the marketability of such property. Seller has the right to use the Real Property for the operations currently conducted thereon. Seller has not received any notice of any pending or threatened real estate Tax deficiency or reassessment or condemnation of all or any portion of any of the Real Property

            (g) Seller does not lease, sub-lease or own any real property other than the Real Property, and the Real Property consists of all of the real property interests, including without limitation fee interests, leasehold interests and easements, necessary to conduct or primarily used by the Business.

      4.7 Other Property.

            (a) The Purchased Assets shall be delivered at the Closing with all documentation necessary for Buyer to obtain all permits, licenses and registrations required for their operation.

            (b) Schedule F sets forth a true, complete and correct list of the Inventory as of December 31, 2005, setting forth the cost and current location of each item of Inventory as of such date. The Inventory included on the Closing Date is or will be, in usable or saleable condition in the ordinary course of business consistent with past practice; is or will be in the physical possession or control of Seller at its facilities, at public warehouses or in transit from suppliers of Seller; and complies or will comply with all applicable laws, rules, regulations and other specifications in order to permit the sale of such inventory in the ordinary course of business without any addition or other modification to the physical makeup thereof. The Inventory is not obsolete and the items included in such Inventory are of at least the standard quality for such items in the relevant industry, meet industry standards and are not materially in excess of the normal stocking patterns of Seller. Seller has no knowledge of any adverse condition affecting the supply of raw materials for the Business other than conditions applicable to the industry of the Business in general.

      4.8 Registered Patents, Trade Names, Trademarks and Copyrights. Seller uses the corporate name of Plastic Printing Professionals, Inc. and is commonly known as "P3". Seller does not use any such trade name, trademark, service mark or copyright. To the best of its knowledge, Seller is not infringing on any patent, trade name, trademark, service mark or copyright of any other Person. Seller is not a party to any license agreement or arrangement, whether as licensor, licensee, franchisor, franchisee or otherwise, with respect to any patent, trademark, service mark, trade name or copyright. Schedule Q sets forth Seller's only Patent Application (pending).

      4.9 Title to Assets. Seller has good, valid and marketable title to the Purchased Assets, free and clear of any Lien. The Purchased Assets constitute all of the non-administrative assets used by Seller in connection with the Business and are adequate for the non-administrative conduct of the Business as presently conducted by Seller.

      4.10 Contracts. All of the Contracts are listed on Schedule G and are in full force and effect. As of the Closing Date, Seller shall have paid in full all amounts due as of the Closing Date under each Contract and will have satisfied in full or provided for all of its obligations thereunder in the ordinary course of business. Neither Seller nor any other party to any Contract is in breach thereof or in default thereunder in any material respect and no fact, event or circumstance exists with respect to any Contract that, with the giving of notice or lapse of time, would constitute such a breach or default, except for such breaches, defaults and events as to which requisite waivers or consents have been obtained. Except as specifically identified on Schedule G, no approval or consent of, or notice to or filing with, any Person is required under the terms of any Contract in order that such Contract continues in full force and effect for the benefit of Buyer following the consummation of the transactions contemplated by this Agreement.

      4.11 Compliance with Laws. Since the date of its incorporation, Seller has conducted, and is presently conducting, the Business, and Seller has used, and is presently using, the Purchased Assets, in compliance in all material respects with all federal, state and local laws, statutes, rules, regulations, ordinances, orders and other requirements of law ("Laws") applicable to the Business and the Purchased Assets including, without limitation, matters relating to anti-competitive practices, discrimination, employment, zoning, land-use concerns, and health and safety practices and requirements. Seller is not subject to any judicial, governmental or administrative order, judgment or decree and is not presently charged with or under any governmental or administrative investigation, or, to Seller's knowledge, threatened with any such investigation or proceeding; no facts, circumstances or conditions exist which could give rise to any such investigation or proceeding. Seller has not received any notice of any uncorrected violation of any Law asserted by any Governmental Authority and no facts, circumstances or conditions exist which could give rise to such a notice.

      4.12 Litigation. There is neither pending nor threatened, any suit, action, arbitration, or legal or administrative proceeding against Seller including, without limitation, any claims by (a) any past or present employee or consultant of Seller for compensation or otherwise arising out of his or her employment or relationship with Seller, (b) any customer or other Person relating to any products sold or provided by Seller, whether pursuant to any warranty (express or implied), whether due to injury to persons or property suffered by any Person as a result of the sale of any such product by Seller or otherwise, or (c) any supplier of Seller. To the best of the Seller's knowledge, no facts, events or circumstances exist which could give rise to any such action, arbitration or proceeding or of any claim of default or non-performance by Seller asserted by any Person under any Contract. Seller is not in violation of any order, writ, injunction, decree or settlement agreement of or with any Governmental Authority.

      4.13 Permits. Schedule J lists all governmental (including, without limitation, federal, state and local governments and political subdivisions thereof and regulatory or administrative agencies, authorities and offices) authorizations, licenses, franchises, waivers and permits necessary or desirable for the operation of the Purchased Assets and the conduct of the Business as currently operated and conducted (collectively, the "Permits"). Seller has obtained all Permits and all such Permits are presently in full force and effect. Seller is conducting the Business in compliance with all Permits and no action, proceeding or claim is pending, or to the knowledge of Seller, threatened to revoke, modify, terminate or invalidate any Permit. None of the Permits will be forfeited, terminated, suspended or modified, and no consent will be required, by reason of the transactions contemplated by this Agreement, including the assignment of the Permits to Buyer, so as to permit Buyer to conduct the Business after the Closing in reliance on the Permits and in the manner in which Seller currently conducts such business.

      4.14 Job Descriptions. Schedule K attached hereto contains an organizational chart indicating all management and supervisor job designations and pay ranges for all remaining key operating positions in the Seller's business. Seller is not a party to any employment agreement or consulting agreement.

      4.15 Employment Contracts and Benefits.

            (a) Seller is not a party to any contract or agreement with any labor organization, and Seller has not agreed to recognize any union or other collective bargaining unit, and no union or other collective bargaining unit has been certified as representing any of the Employees. Seller has no knowledge of any organizational effort currently being made or threatened by or on behalf of any labor union with respect to any of the Employees. No unfair labor practice charges are pending or threatened against Seller. No strikes or arbitration proceedings by any of the Employees are pending or threatened. Seller has not experienced any strikes, work stoppage or other material labor difficulties of any nature with respect to its employees in the past three years.

            (b) Seller has complied in all material respects with all laws relating to the employment of labor, including, without limitation, those laws relating to safety, health, wages, hours, collective bargaining, unemployment insurance, workers' compensation, equal employment opportunity and payment and withholding of taxes.

            (c) Schedule L sets forth a complete and correct list of all employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (collectively, the "Benefit Plans").

            (d) With respect to each Benefit Plan, Seller has furnished Buyer with a complete and accurate copy of (i) the plan document or other governing contract, as amended, (ii) the most recently distributed summary plan description and summary of material modifications, (iii) each trust or other funding agreement, (iv) the most recently filed IRS Form 5500, (v) the most recently received IRS determination letter, (vi) the most recently prepared actuarial report and financial statements and (vii) The Seller has noted the issues dealing with the "top heavy" nature of the Seller's current arrangement and the recent modification of plan to include a safe harbor 4% match.

      4.16 Brokerage or Finder's Fee. No Person is entitled to any brokerage commissions or finder's fees in connection with the transactions contemplated by this Agreement as a result of any action taken by Seller or any of the Affiliates, officers, directors or employees thereof.

      4.17 Environmental Laws.

            (a) All of the Permits required under Environmental Laws for the operation of the Business have been obtained and maintained in effect in good standing by Seller. No material change in the facts or circumstances reported or assumed in the applications for such Permits exists. Seller is in compliance, and at all times has complied, with all Environmental Laws applicable to the operations associated with the Business, the Real Property and each of the properties formerly owned, leased or operated by Seller (the "Former Real Property") and with all of the Permits. Seller is not aware of any violation with respect to any of the Permits, which violations are outstanding or uncured as of the date hereof, and no proceeding is pending, or to Seller's knowledge, threatened, to revoke or limit any of the Permits.

            (b) Seller has not performed or suffered any act which could give rise to, or has otherwise incurred, liability to any Person, including itself, under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss. 9601 et seq. ("CERCLA") or any of the Environmental Laws, nor does Seller have notice of any such liability or any claim therefor or submitted notice pursuant to Section 103 of CERCLA to any Governmental Authority nor provided information in response to a request for information pursuant to
Section 104(e) of CERCLA or any analogous state or local information gathering authority.

            (c) No Hazardous Substances has been Released, placed, dumped, disposed of, manufactured, stored or otherwise come to be located in, on, at, beneath or near any of the Real Property or the Former Real Property or any surface waters or groundwaters thereon or thereunder in excess of the levels prescribed or permitted under Environmental Laws.

            (d) There have been and are no aboveground or underground storage tanks, polychlorinated biphenyls or asbestos-containing materials located at or within the Real Property or the Former Real Property.

            (e) None of the Real Property or the Former Real Property is identified or proposed for listing on the National Priorities List under 40 C.F.R. ss. 300 Appendix B, the Comprehensive Environmental Response Compensation and Liability Inventory System ("CERCLIS") or any analogous list of any Government Authority and Seller is not aware of any conditions on such properties which, if known to a Governmental Authority, would qualify such properties for inclusion on any such list.

            (f) None of the Real Property or the Former Real Property, or any current or previous business operations conducted by Seller, is the subject of any pending or threatened investigation or judicial or administrative proceeding, notice, decree or settlement respecting any actual, potential or alleged violation of any Environmental Law, or any Releases of Hazardous Substances into any surface water, ground water, drinking water supply, soil, land surface or subsurface strata, or ambient air (the "Environment"). Seller has not received from any Governmental Authority, insurance company or other Person, any request for information that Seller is the subject of an investigation under Environmental Laws, notice of any potential or alleged violations of any Environmental Laws or of any proposed order under any Environmental Laws or any order or proposed order requiring any of such parties to prepare studies, action plans, or clean-up strategies in respect of an Environmental Condition on any of the Real Property or the Former Real Property. Seller has not received notice of any inquiry or investigation by any Person concerning matters regulated by Environmental Laws.

            (g) Seller has not reported any violation of any applicable Environmental Laws to any Governmental Authority. No Releases have occurred on any of the Real Property or Former Real Property which would require reporting to any Governmental Authority under any Environmental Laws.

            (h) Seller has not sent, transported, or directly arranged for the transport of any garbage, solid waste or Hazardous Substances, whether generated by Seller or another Person, to any site listed on the National Priorities List or proposed for listing on the National Priorities List or to a site included on the CERCLIS list or any analogous state list of sites.

            (i) There is not now, nor has there ever been, on or in any Real Property or Former Real Property, any generation, treatment, recycling, storage or disposal of any hazardous waste, as that term is defined under 40 C.F.R. Part 261 or any state or foreign equivalent, except in accordance with Environmental Laws.

"Hazardous Substances" means and includes any flammable explosives, radioactive materials or hazardous, toxic or dangerous wastes, substances or related materials or any other chemicals, materials or substances, exposure to which is prohibited, limited or regulated by any federal, state, county, regional or local authority including, but not limited to, asbestos, PCBs, petroleum products and by-products (including, but not limited to, crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel, or any mixture thereof), substances defined or listed as "hazardous substances", "hazardous materials", "hazardous wastes", "toxic substances", "hazardous air pollutants" or "waste" or similarly identified in, pursuant to, or for purposes of, any Environmental Laws applicable to the operations of the Business, the Real Property and each of the properties formerly owned, leased or operated by Seller, and with all associated permits.

"Environmental Laws" means all federal, state and local environmental, health or safety laws, ordinances, regulations, rules of common law or policies regulating Hazardous Substances, including, without limitation, those governing the generation, use, refinement, handling, treatment, removal, storage, production, manufacture, transportation or disposal of Hazardous Substances, to the extent such laws, ordinances, regulations, rules and policies may be in effect from time to time and be applicable to the operations of the Business, the Real Property and each of the properties formerly owned, leased or operated by Seller, and with all associated permits, including, without limitation, the California Solid Waste Management, Resource Recovery and Recycling Act, as now or hereafter amended (California Government Code Section 66700 et seq.); the Comprehensive Environmental Response, Compensation, and Liability Act, as now or hereafter amended (42 U.S.C. Section 9601, et seq.); the Hazardous Materials Transportation Act, as now or hereafter amended (49 U.S.C. Section 1801, et seq.); the Resource Conservation and Recovery Act, as now or hereafter amended (42 U.S.C. Section 6901, et seq.); Section 25117, Section 25281, Section 25316 or Section 25501 of the California Health & Safety Code, as now or hereafter amended; the Toxic Substance Control Act of 1976, as now or hereafter amended (15 U.S.C. Section 2601 et seq.); the Clean Water Act, as now or hereafter amended (33 U.S.C. Section 1251 et seq.); the Clean Air Act, as now or hereafter amended (42 U.S.C. Section 7901 et seq.); Section 13050 of the California Water Code, as now or hereafter amended; any so-called "Superfund" or "Superlien" law; or any other federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material.

      4.18 Customers and Suppliers.

            (a) On the Closing Date, Seller shall send Buyer an e-mail containing the list of all of the Customers of Seller for the years ending December 31, 2004 and December 31, 2005. Except as set forth in such e-mail, the relationships of Seller with its Customers are good commercial working relationships and since January 1, 2005, Seller has no knowledge that any of its material Customers intends to cancel or otherwise to modify its relationship or to decrease or to limit its purchases of products or services from Seller.

            (b) Schedule M sets forth a list of all of the suppliers to Seller for the years ending December 31, 2004 and December 31, 2005. Except as set forth on Schedule M, since January 1, 2005, no material supplier of Seller has cancelled or otherwise terminated, or threatened to cancel or otherwise to terminate, its relationship with Seller or decreased or limited, or threatened to decrease or limit, its services, supplies or materials to Seller. Seller has no knowledge that any of its material suppliers intends to cancel or otherwise to modify its relationship with Seller or to decrease or to limit its services, supplies or materials to Seller.

      4.19 Disclosure of Confidential Information to Others; Restrictive Agreements. Schedule R sets forth a true and complete list of all Persons (other than Buyer, Buyer's agents and representatives and the Employees) to whom Seller has disclosed or which Seller has reason to know possesses all or any material portion of the Business Secrets, including the name and address of each such Person, a description of the information disclosed to each such Person and a copy of any non-disclosure or other agreement executed by such Person with respect to the disclosed information. Except as set forth on Schedule R, no other Person has had possession of or access to, whether with or without Seller's consent, the Customer List or any other Business Secret. The disclosure of Business Secrets by Seller to the Employees was solely for the purpose of allowing such employees to conduct the Business on behalf of Seller; Seller has given no such employee the right to use the Business Secrets for any other purpose; and Seller is hereby transferring to Buyer all of its rights against any employees (past or present) who have in the past or may in the future violate such limited use rights. For the purposes of the this Agreement, "Business Secrets" means all information and materials pertaining or relating to the Business and/or the Purchased Assets, including, without limitation, customer information, formulas, processes, business methods, policies, procedures, techniques, sales and marketing strategies, financial statements, sales and gross profit data, employee and independent contractor rosters and profiles, pricing and cost data, contract information, know-how and the terms of this Agreement, excluding information readily available to the public, whether or not in written form and whether or not Seller has possession thereof.

      4.20 Books and Records.

            (a) Seller maintains only one set of books and records, which books and records are maintained in the ordinary course; all such books and records are in all material respects an accurate reflection of all transactions entered into by Seller. Neither Seller nor anyone acting on its behalf has made any payments or otherwise provided any benefits, direct or indirect, to any customer, supplier, Governmental Authority or otherwise, or to any employee or agent thereof, for the purpose of acquiring purchase or sales relationships or otherwise, that (i) are be unknown or undisclosed to the employers of the Persons who received any such payments, (ii) are unlawful, in any respect, or
(iii) are not fully disclosed as such on the books and records of Seller.

            (b) There are no currently existing and effective contracts, agreements or arrangements of any kind, or if oral, a description thereof, to which Seller is a party or by which Seller is otherwise bound and which restrict Seller from engaging in any line of business or from competing with any other Person anywhere in the world.

            (c) Schedule I contains all non-disclosure or similar such agreements to which Seller is a party that bind Seller with respect to information provided or made available to Seller.

      4.21 No Affiliated Business Activities. There are no direct or indirect Affiliates of Seller and/or Persons in which any Shareholder has an equity or other pecuniary interest that competes, directly or indirectly, with Seller and/or provides goods and/or services to Seller. Product Warranties and Guarantees.

      4.22 Product Warranties and Guarantees. Set forth on Schedule N are true, complete and correct copies of all written product and service warranties and guarantees, and descriptions of all unwritten product and service warranties and guarantees, in each case given, made or agreed to by Seller in connection with the sale of products, services or otherwise. There are no claims against Seller for more than $5,000 by any current or former customer of Seller or any other Person to return products to Seller, by reason of alleged overshipments, defective products or otherwise, and every such claim made, resolved or settled since January 1, 2005 for more than $5,000. All products have been shipped in compliance with all applicable Laws and industry standards.

      4.23 Product Registrations. There are no product registrations issued in respect of the Business or otherwise to Seller by the U.S. Environmental Protection Agency (the "EPA") or by state agencies under state law or regulation with respect to the Business (the "EPA Registrations").

      4.24 Product Liability. Schedule O lists (a) all product recalls, and all liabilities, obligations and damages of any kind for death, disease or injury to persons, business or property relating to products of Seller arising with respect to any period after January 1, 2005 involving amounts in excess of $5,000 (and all product recalls with regard to the amount involved) (collectively, "Product Liability Matters") and (b) all product warranty claims relating to any products of Seller arising with respect to any period after January 1, 2005 involving amounts in excess of $5,000 ("Product Warranty Matters"). No fact or circumstance exists that would likely cause a Product Liability Matter or a Product Warranty Matter to occur prior to or after the Closing Date.

      4.25 Validity of Representations and Warranties. No representation or warranty of Seller and no statement, report, or certificate furnished or to be furnished by or on behalf of Seller or any of its respective employees, representatives or agents in connection herewith, contains or will contain any untrue statement of a material fact or omits, or will omit, to state a material fact necessary in order to make the statements contained herein or therein not misleading.

                 ARTICLE 5. Representations and Warranties of Buyer

Buyer represents and warrants to Seller that:

      5.1 Organization and Standing. Buyer is a corporation validly existing and in good standing under the laws of the State of New York. Buyer has all requisite corporate power and corporate authority to own and lease its assets and properties and to carry on its businesses as and in the places such assets and properties are now owned or leased and where such businesses are presently conducted.

      5.2 Authority. Buyer has all requisite corporate power and corporate authority to enter into this Agreement and the other Transaction Documents and to carry out the transactions contemplated hereby and thereby. This Agreement has been duly executed by Buyer and constitutes, and each other Transaction Documents, when executed and delivered, will constitute, the legal, valid and binding obligations of Buyer. All corporate proceedings and actions required to be taken by Buyer relating to the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly taken.

      5.3 DSS Shares. Buyer represents and warrants that it will deliver to the Seller the DSS Shares free and clear of all mortgages, liens, liabilities, security interests, pledges, restrictions, prior assignments, leases, licenses, charges, claims, defects in title and encumbrances of any kind or type whatsoever. .

      5.4 Litigation. There is no action, suit, proceeding, arbitration or investigation pending, or to the knowledge of Buyer threatened, against Buyer or any of its Affiliates, and there is not outstanding any order, writ, injunction, award or decree of any court or arbitrator or any federal, state, municipal or other governmental department, commission, board, agency or instrumentality to which Buyer or any of its Affiliates is subject, in either case that could reasonably be expected to affect materially adversely the ability of Buyer to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

      5.5 No Violation; Qualification. Except as may be caused or made necessary by facts relating solely to Seller: (a) the execution, delivery and performance of this Agreement and the other Transaction Documents by Buyer and the consummation by it of the transactions contemplated by this Agreement and the other Transaction Documents will not (i) conflict with or violate any provision of the certificate of incorporation or by-laws of Buyer, (ii) with or without the giving of notice or the passage of time, or both, result in a breach of, or violate, or be in conflict with, or constitute a material default under, or permit the termination of, or cause or permit acceleration under, any material agreement, instrument, debt or obligation to which Buyer is a party or to or by which it is subject or bound, or (iii) violate any law, rule or regulation or any order, judgment, decree or award of any court, governmental authority or arbitrator to or by which Buyer is subject or bound, except as would not reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement and the other Transaction Documents; and (b) no material consent, approval or authorization of, or declaration, filing or registration with, or notice to, any Governmental Authority or any other third party is required to be obtained or made by Buyer in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents or the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, other than those consents that re the obligation of Seller to obtain.

                            ARTICLE 6. Certain Covenants

      6.1 Consents. Seller shall use commercially reasonable efforts to obtain all consents required of third Persons in connection with the transactions contemplated by this Agreement, including consents in respect of Contracts, either by assignment or innovation thereof (the "Consents"), and Buyer shall provide to Seller reasonable cooperation in connection therewith. Schedule S identifies the Consents obtained by Seller as of the Closing Date and the Consents not obtained by Seller as of the Closing Date.

      6.2   Certain Employee Matters.

            (a) Effective as of the Closing Date, Buyer may, but shall not be obligated to offer employment to some of Seller's employees who are actively at work immediately prior to the Closing Date, subject to Buyer's right to terminate the employment of any such employees at any time and for any reason in its sole discretion. It is specifically understood that (i) Buyer shall have no obligation to hire any of the Seller's employees and (ii) no rights or entitlements shall vest in favor of any third party (including any of Seller's employees) by virtue of this Agreement. Any employees so hired are hereinafter referred to as "Transferred Employees."

            (b) Buyer agrees to assume responsibility to the Transferred Employees for the payment of any accrued wages, salaries, commissions, vacation pay, sick pay, severance obligations and any other employee benefit or entitlement of any kind or nature whatsoever accrued or accruing to such employees pursuant to any employee benefit plan, fund, program, contract (oral or written), policy or arrangement arising by reason of any applicable Law or any agreement that Seller may have with any such Transferred Employees, all to the extent arising in respect of or relating to the period prior to the Effective Date, but only if, and to the extent, disclosed on Schedule P. Nothing contained herein shall create any rights in favor of any Transferred Employee beyond rights to which they were otherwise entitled pursuant to any such applicable Law or agreement.

            (c) Seller shall be responsible to satisfy, and/or to reimburse Buyer on account of, any claims made by any Transferred Employees against Buyer for severance pay, unfair or unlawful termination, continued entitlement to benefits beyond termination and the like in the event of, and regardless of the circumstances of, Buyer's termination of the employment of any Transferred Employees following the Closing, to the extent that any such claims relate to, or otherwise arise on account of, or are calculated in whole or in part by reference to, the period prior to the Effective Date. Seller shall retain the right to challenge any such claims made by Transferred Employees, and Buyer shall continue to be liable for claims arising from the period after the Effective Date.

            (d) Seller shall terminate all of its employees and, subject to subsection (c ) above, shall be responsible for all of the consequences thereof. Seller shall be responsible for compliance with, and prior to the Closing shall complete any filings required pursuant to, all applicable Laws respecting the effect of the transaction contemplated by this Agreement and by any agreement or document contemplated hereby on any of its employees including, without limitation, the Worker Adjustment and Retraining Notification Act, 29 U.S.C. ss. 2101, et seq. or any state law of similar effect ("WARN"). Seller agrees that it will not take any action which causes the notice provisions of WARN to be applicable to the transactions contemplated by this Agreement.

            (e) Effective as of Closing, Buyer, to the extent permitted by the respective insurance carriers and service providers, shall assume and maintain Seller's insured medical welfare benefit plan, provided that such contract is properly and legally assigned to Buyer. Notwithstanding anything in this Agreement to the contrary, Seller and Buyer acknowledge and agree that Buyer shall not assume Seller's worker's compensation insurance policy.

            (f) Seller agrees to cooperate with Buyer to transfer Seller's unemployment experience to Buyer, or its designee, if permitted by law and elected by Buyer. To the extent permitted under Law and at Buyer's election, Seller shall retain liability for unemployment compensation Taxes on behalf of Employees accrued prior to Closing. Seller shall also retain liability for unemployment compensation benefits relating to Employees who do not become Transferred Employees.

            (g) Seller shall use commercially reasonable efforts to settle or resolve all pending formal employee grievances, employee complaints and outstanding citations with due regard for not generating changes in work practice or precedents which will have a significant impact on future operations. Seller shall notify Buyer in advance of any such settlements or resolutions and the Buyer shall have the right to approve those aspects of such settlements and resolutions, if any, that would generate a material change in work practice or precedents, such approval not to be unreasonably withheld.

      6.3 Obligation for Employees' Actions. In the event any present or former employee, agent, representative or independent contractor of Seller has disclosed directly or indirectly or used for his own benefit or for the benefit of another Person any Business Secret learned by such individual while employed or otherwise working for or acting on behalf of Seller, each Selling Party shall, at Buyer's request and expense, immediately commence and diligently prosecute an appropriate action or proceeding to enjoin permanently any such disclosure and/or use, and shall use its best efforts to obtain a court order restraining any such disclosure and/or use during the pendency of such action or proceeding. At Buyer's request, Seller shall assign to Buyer any cause of action or other claim that Seller may have against any present or former employee, agent, representative or independent contractor for any actions or omissions prior to or following the Closing and shall reimburse Buyer for the costs incurred in connection with its pursuit of such action or claim. The Selling Party shall, at Buyer's cost and expense, cooperate with Buyer, as reasonably requested by Buyer, in the prosecution of such claim.

      6.4 Non-Competition, Non-Disclosure and Non-Solicitation.

            (a) For a period commencing on the Closing Date and ending on the date that is one (1) year after the Closing Date (the "Restricted Period"), no Selling Party shall, and each Selling Party shall ensure that none of its respective Affiliates shall, engage, directly or indirectly, in an activity competitive with the Business in the United States (the "Restricted Area"). By way of further definition and explanation of the foregoing, and without limiting the generality of the foregoing restriction, during such Restricted Period, no Selling Party and none of their respective Affiliates shall devote any time or attention to acquiring, managing, operating, joining, controlling, participating or becoming financially interested in, or being connected with (in any capacity, whether as a partner, stockholder, investor, consultant, independent contractor, agent, representative or otherwise), or providing any direct or indirect financial assistance to, any Person that is engaged, directly or indirectly, in an activity competitive with the Business within the Restricted Area. Nothing contained herein, however, shall prohibit the Selling Party or any of their respective Affiliates from acquiring and owning, for investment purposes only, up to one percent (1%) of the outstanding equity securities of a Person engaged in an activity competitive with the Business if such equity securities of any such Person are available to the general public on a national securities exchange.

            (b) Each Selling Party hereby acknowledges, covenants and agrees that, from and after the date hereof, it will hold any and all items constituting Business Secrets communicated or transmitted to, or otherwise obtained by, it in strictest confidence. No Selling Party shall, regardless of the reason therefor, directly or indirectly make use of, exploit, disclose or divulge any Business Secrets to any other Person (except to the extent such information is required to be submitted to any Governmental Authority or to any other Person pursuant to subpoena or other court process or as may be permitted herein), or knowingly make any false statement or otherwise commit any act (including contacting any customers of the Business) that could in any way be injurious or detrimental to Buyer, the Business or to Buyer's use of the Purchased Assets, including, without limitation, Buyer's image, business or customer relations.

            (c) During the Restricted Period, no Selling Party shall, for its own benefit, or for the benefit of any other Person, or for any reason, accept any business with respect to the Business from, or interfere in any manner with the Buyer's business relationship with, any customer of Buyer or the Business. Without limiting the generality of the foregoing, no Selling Party shall solicit or induce, or attempt to solicit or induce, any business with respect to the Business (directly or indirectly through any Person) from any Customer, regardless of the purpose. Furthermore, nothing contained in this Agreement shall be construed to infer that any Selling Party is, in any respect whatsoever, retaining any rights to, or in respect of, the Customer List or the Business, any customer information of the Business or any other Business Secrets for direct or indirect use after the expiration of the Restricted Period, it being understood and agreed that pursuant to this Agreement Buyer is acquiring all of the Selling Party's rights thereto without limitation as to time or otherwise.

            (d) During the Restricted Period, no Selling Party shall hire, solicit or induce, or attempt to hire, solicit or induce (directly or indirectly through any Person), for employment, or interfere in any manner with Buyer's relationship with, any employee, agent, consultant or other representative of Buyer or any of its Affiliates. Except that the Seller may provide reference letters to unemployed former employees.

            (e) The invalidity or unenforceability of this Article 6 in any respect shall not affect the validity or enforceability of this Article 6 in any other respect, or of any other provision of this Agreement. In the event that any provision of this Article 6 shall be held invalid or unenforceable by a court of competent jurisdiction by reason of the geographic or business scope or the duration thereof or for any other reason, such invalidity or unenforceability shall attach only to the particular aspect of such provision found invalid or unenforceable as applied and shall not affect or render invalid or unenforceable any other provisions of this Article 6 or the enforcement of such provision in other circumstances, and, to the fullest extent permitted by law, this Article 6 shall be construed as if the geographic or business scope or the duration of such provision or other basis on which such provision has been challenged had been more narrowly drafted so as not to be invalid or unenforceable.

            (f) Each Selling Party acknowledges and agrees that the agreements and covenants contained in this Article 6 are of a unique and valuable nature and may, if breached, result in irreparable damage to Buyer that may not be readily susceptible to monetary valuation; and, accordingly, in the event of the breach of any covenant or agreement contained in this Article 6, Buyer shall be entitled to seek and obtain injunctive or other equitable relief, in addition to any other remedies provided by law or equity, in furtherance of the enforcement thereof. In no event shall the amount or value of any consideration paid or given by Buyer for the covenants and agreements contained in this Article 6, or otherwise in connection with this Agreement, be used to determine the scope or extent of damages suffered by Buyer in the event of a breach by a Selling Party of such covenants and agreements.

            (g) Each Selling Party acknowledges that Buyer would not have completed the transaction contemplated by this Agreement absent the covenants and agreements set forth in this Article 6.

      6.5 Bulk Sales Laws. Buyer hereby waives compliance by Seller with any bulk sales law, including, but not limited to, Article 6 of the Uniform Commercial Code, that may be applicable to any of the transactions contemplated by this Agreement.

      6.6 Transaction Taxes. Buyer shall bear and satisfy any and all sales, transfer, value added, conveyance, stamp, recording or other similar Taxes or governmental charges or fees imposed by any taxing or other jurisdiction ("Transaction Taxes") with respect to the transfer or assignment of the Purchased Assets or otherwise on account of this Agreement or any of the transactions contemplated by this Agreement and any of the other Transaction Documents.

      6.7 Books and Records. The Seller's Books and Records are not an asset being sold to the Buyer. Buyer agrees that Seller's Books and Records remain Seller's confidential property. Seller has agreed to provide the Buyer not later than the two weeks following the Closing Date a hard copy of a top level 2004 and 2005 income and balance sheet; a listing of checks paid from January 1, 2006 forward; a copy of the bank statement from January 1, 2006 forward; and a copy of the DacEasy billing module and billing data.

                             ARTICLE 7. Indemnification

      7.1 Obligation to Indemnify.

            (a) From and after the Closing, and subject to the terms and conditions of this Article 7, Buyer hereby assumes and agrees to save, indemnify and hold harmless Seller and all officers, directors, employees, agents and members of Seller (collectively "Seller Indemnitees") from and against:

                  (i.) any loss, liability or damage suffered or incurred by any Seller Indemnitee by reason of any breach by Buyer of any representation or warranty of Buyer set forth in this Agreement;

                  (ii.) any loss, liability or damage suffered or incurred by any Seller Indemnitee by reason of the nonfulfillment by Buyer of any covenant or agreement to be performed or complied with by Buyer under or pursuant to this Agreement;

                  (iii.) any loss, liability or damage suffered or incurred by any Seller Indemnitee with respect to or in connection with any one or more of the Assumed Liabilities;

                  (iv.) any loss, liability or damage suffered or incurred by any Seller Indemnitee arising out of or related to the ownership or use of any of the Purchased Assets by Buyer and/or the operations, business or activities of Buyer after the Closing; and

                  (v.) any actions, suits, proceedings, judgments, costs and expenses, including reasonable attorneys' fees, incident to any of the foregoing, or incurred in enforcing any of the obligations under this Section 7.1.

            (b) From and after the Closing, and subject to the terms and conditions of this Article 7, each of the Selling Parties, jointly and severally, hereby assumes and agrees to save, indemnify and hold harmless Buyer and Buyer's officers, directors, employees, agents and stockholders (collectively "Buyer Indemnitees") from and against:

                  (i.) any loss, liability or damage suffered or incurred by any Buyer Indemnitee by reason of any breach by Seller of any representation or warranty of Seller set forth in this Agreement;

                  (ii.) any loss, liability or damage suffered or incurred by any Buyer Indemnitee by reason of the nonfulfillment by Seller of any covenant or agreement to be performed or complied with by Seller under or pursuant to this Agreement;

                  (iii.) any loss, liability or damage suffered or incurred by any Buyer Indemnitee with respect to or in connection with any one or more of the Excluded Liabilities;

                  (iv.) any loss, liability or damage suffered or incurred by any Buyer Indemnitee arising out of or related to the ownership or use of any of the Purchased Assets and/or the operations, business or activities of Seller prior to or on the Closing Date; and

                  (v.) any actions, suits, proceedings, judgments, costs and expenses, including reasonable attorneys' fees, incident to any of the foregoing, or incurred in enforcing any of the obligations under this Section 7.1

      7.2 Procedure for Satisfaction of Indemnity Claims.

            (a) The obligations and liabilities of the parties hereto shall be subject to the following terms and conditions:

                  (i.) A party hereto who is responsible for indemnifying any other party against any matter pursuant to this Agreement is referred to as the "Indemnifying Party," and the party claiming indemnity is referred to as the "Indemnified Party." Any claim for indemnification made pursuant to this Article 7 is sometimes referred to as an "Indemnity Claim."

                  (ii.) The Indemnified Party shall give prompt written notice to the Indemnifying Party of any Indemnity Claim after learning of the existence thereof; provided, however, that the failure to provide such prompt notice shall in no event impair the rights of the Indemnified Party or limit the obligations of the Indemnifying Party hereunder except to the extent that such failure has an adverse effect on the ability of the Indemnifying Party adequately to defend such claim. In the event of a claim brought by a third party (a "Third Party Claim") which might give rise to an Indemnity Claim by the Indemnified Party, such notice of the Indemnity Claim shall state the nature and basis of said Indemnity Claim and the amount thereof, to the extent known. In the event of any other Indemnity Claim, including one for an alleged breach or misrepresentation hereunder, such notice shall state the nature and basis thereof, the amount of the asserted damages, and the method by which such alleged damages were calculated; provided, however, that the Indemnified Party shall in all events have the right subsequently to revise the basis for such Indemnity Claim and the amount of damages asserted as well as the method by which such damages are calculated.

            (b) In the event of a Third Party Claim:

                  (i.) Provided that the Indemnifying Party (A) first irrevocably admits in writing to the Indemnified Party that such claim is one in respect of which the Indemnifying Party is obligated to indemnify the Indemnified Party hereunder in full, and (B) has adequately evidenced to the Indemnified Party its ability to satisfy such claim, the Indemnifying Party shall be entitled to contest and to assume the defense of the claim at the Indemnifying Party's expense, and further provided that it utilizes reputable counsel reasonably satisfactory to the Indemnified Party. In the event the Indemnifying Party gives notice to the Indemnified Party of the Indemnifying Party's election to assume the contest or defense as aforesaid, then the Indemnifying Party shall be obligated promptly to defend such claim. The Indemnified Party shall, at the Indemnifying Party's expense, make available to the Indemnifying Party and its attorneys, accountants or other duly designated agents all books and records of the Indemnified Party relating to any such action, suit or proceeding, and the parties hereto agree to render to each other such assistance (at the expense of the Indemnifying Party) as they may reasonably require of each other in order to ensure the proper and adequate contest or defense of any such action, suit or proceeding. The Indemnified Party shall be entitled, with counsel selected by the Indemnified Party, to participate in (but not to control), at its own expense, the defense of any claim or litigation which the Indemnifying Party has, in accordance with the provisions of this subparagraph (i), elected to defend, and to be kept fully informed of the status thereof at all stages, including the right to receive, at the Indemnifying Party's expense, copies of all pleadings and other material papers in connection with such claim or litigation. The Indemnifying Party shall not settle any Third Party Claim without the consent of the Indemnified Party unless (1) the Indemnifying Party fully indemnifies the Indemnified Party for all losses in connection with such settlement of such claim, (2) there is no finding or admission of any violation of Law by the Indemnified Party not agreeing to the settlement, and (3) the relief granted in connection therewith requires no action on the part of, and has no economic or other effect on, the Indemnified Party.

                  (ii.) If the defense of a Third Party Claim is not assumed by the Indemnifying Party as provided in subparagraph (i) above, then the Indemnified Party may (to the extent that the Indemnified Party determines to do so in its sole discretion) conduct any such proceeding as it deems appropriate, and may take whatever action it deems necessary or appropriate, to resolve or settle such claim or dispute, but shall in no event have any obligation to defend any such claim or proceeding or to appeal any adverse finding or determination or to defend the appeal by any other party to a favorable determination, it being agreed that any actions taken or omitted with respect to the foregoing shall not avoid, reduce or mitigate the Indemnifying Party's liability hereunder. The Indemnifying Party shall nevertheless, at its own expense, make available to the Indemnified Party and its attorneys and accountants all books and records of the Indemnifying Party relating to such proceedings or litigation and shall render to the Indemnified Party such assistance as may be reasonably requested by the Indemnified Party. The Indemnifying Party shall be entitled, with counsel selected by it, to participate in (but not to control), at its own expense, the defense of any claim or litigation which the Indemnifying Party has not elected to defend in accordance with the provisions of subparagraph (i) above. The Indemnified Party shall not settle any Third Party Claim without first giving notice of the proposed settlement to the Indemnifying Party (the "Settlement Notice"). The Indemnifying Party shall have the right, exercisable within three (3) Business Days following receipt of the Settlement Notice, to instruct the Indemnified Party not so to settle such Third Party Claim; provided that, in such event, the Indemnifying Party shall be required to assume the defense of any such Third Party Claim subject to and in accordance with the provisions and prerequisites of subparagraph (i) above (including those set forth in the first sentence thereof); provided, further, that the Indemnified Party shall be entitled to settle such Third Party Claim regardless of the instructions of the Indemnifying Party to the contrary if the Indemnifying Party is unable or fails to satisfy the requirements set forth in clauses (A) and (B) contained in the first sentence of subparagraph (i) above.

      7.3 Survival and Other Matters. Notwithstanding anything to the contrary contained in any of Transaction Documents:

            (a) Each representation, warranty, indemnity, covenant and agreement of each of the parties hereto shall survive the Closing;

            (b) Seller shall not have any liability for any misrepresentation or breach of warranty, agreement or covenant under this Agreement if and to the extent that the same is disclosed in the appropriate Schedule; and

            (c) The effect of any misrepresentation, breach of warranty, covenant or agreement of, or any indemnifiable claim against, any party under this Agreement shall be determined based solely on damages net of any amounts recovered by the Indemnified Party in respect thereof or in connection therewith under any one or more policies of insurance maintained by any party hereto or any third party.

      7.4 Satisfaction of Indemnity Claims. In the event Buyer asserts an Indemnity Claim pursuant to Section 7.1 against Seller that entitles Buyer to indemnification hereunder, Buyer may not obtain satisfaction of any such claim, by way of set-off against any amounts owing by Buyer to Seller.

      7.5 Interest. An Indemnifying Party shall pay the an Indemnified Party interest at a rate per annum equal to the rate announced from time to time by Citibank, N.A. at its "prime rate" plus one percent (1%) for any indemnifiable liability from the date such indemnifiable liability was actually paid, incurred or suffered by the Indemnified Party until paid in full by the Indemnifying Party.

                              ARTICLE 8. Miscellaneous

      8.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

      (a) "Adjustment Certificate" has the meaning specified in Section 2.2(c).

      (b) "Affiliate" when used with respect to any Person, means any Person that by means of the majority of shares or otherwise, is controlled by such Person, is controlling such Person or is under common control with such Person. A corporation or other entity shall be regarded as in control of another corporation or entity if it owns or directly or indirectly controls more than thirty-five percent (35%) of the voting stock or other ownership interest of the other corporation or entity, or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or other entity.

      (c) "Agreement" has the meaning specified in the preamble of this Agreement.

      (d) "Assumed Liabilities" has the meaning specified in Section 1.3.

      (d) "Benefit Plans" has the meaning specified in Section 4.15(c).

      (e) "Business" has the meaning specified in the recitals of this Agreement.

      (f) "Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the State of New York or the State of California.

      (g) "Business Secrets" has the meaning specified in Section 4.19.

      (h) "Buyer" has the meaning specified in the preamble of this Agreement.

      (i) "Buyer Indemnitees" has the meaning specified in Section 7.1(b).

      (j) "CERCLA" has the meaning specified in Section 4.17(b). .
      (k) "CERCLIS" has the meaning specified in Section 4.17(e). (l) "Closing" has the meaning specified in Section 3.1(a).

      (m) "Closing Date" has the meaning specified in Section 3.1(a).

      (n) "Proforma Balance Sheet" has the meaning specified in Section 1.1(a).

      (o) "Contracts" has the meaning specified in 1.1(d).

      (p) "Customer List" has the meaning specified in 1.1(b).

      (q) "Customers" has the meaning specified in 1.1(b).

      (r) "Disagreement Notice" has the meaning specified in Section 2.3.

      (s) "Employees" shall mean the employees of Seller.

      (t) "Environment" has the meaning specified in Section 4.17(f).

      (u) "Environmental Condition" means a condition of the soil, subsoil, surface waters, groundwater, stream sediments, air or other environmental media, including the presence or Release of a Hazardous Substance, at, under, or migrating from a property that, by virtue of Environmental Laws, (a) requires investigatory, corrective or remedial measures of Seller or Buyer, and/or (b) comprises a basis for claims against, demands of and/or liabilities of Seller or Buyer by any Person, including, without limitation, adjacent land owners. "Environmental Condition" shall include those conditions identified or discovered prior to or after the Closing Date resulting from any activity, inactivity or operations of Seller prior to the Closing Date.

      (v) "Environmental Laws" has the meaning specified in Section 4.17.

      (w) "EPA" has the meaning specified in Section 4.23.

      (x) "EPA Registrations" has the meaning specified in Section 4.23.

      (y) "Excluded Assets" has the meaning specified in 1.2.

      (z) "Excluded Liabilities" has the meaning specified in Section 1.3.

      (aa) "Financial Statements" has the meaning specified in Section 4.3.

      (ab) "Former Real Property" has the meaning set forth in Section 4.17(a).

      (ac) "GAAP" shall mean generally accepted accounting principles.

      (ad) "Governmental Authority" means any agency, department, court or any other administrative, legislative or regulatory authority of any foreign, Federal, state, provincial, local or municipal governmental body.

      (ae) "Hazardous Substance" has the meaning specified in Section 4.17.

      (af) "Indemnified Party" has the meaning specified in Section 7.2(a)(i).

      (ag) "Indemnifying Party" has the meaning specified in Section 7.2(a)(i).

      (ah) "Indemnity Claim" has the meaning specified in Section 7.2(a)(i).

      (ai) "Inventory" has the meaning specified in Section 1.1(a)(iii).

      (aj) "Laws" has the meaning specified in Section 8.6.

      (ak) "Lien" means any security interest, mortgage, deed of trust, charge, pledge, claim, right of another Person, lien, restriction or similar encumbrance.

      (al) "Material Adverse Effect" means any materially adverse effect on or change to the results of operations or the financial condition or prospects of the Business, except for any such changes or effects affecting the U.S. economy in general.

      (am) "Shareholders has the meaning specified in the preamble to this Agreement.

      (an) "Permits" has the meaning specified in Section 4.13.

      (an) "Person" means an individual, a corporation, a partnership, an association, a limited liability company, a trust or other entity or organization of whatever nature.

      (ao) "Post-Closing Adjustment" has the meaning specified in Section
2.2(c).

      (ap) "Proforma Balance Sheet" has the meaning specified in Section 1.1(a).

      (aq) "Product Liability Matters" has the meaning specified in Section
4.24.

      (ar) "Product Warranty Matters" has the meaning specified in Section 4.24.

      (as) "Purchase Price" has the meaning specified in Section 2.1.

      (at) "Purchased Assets" has the meaning specified in Section 1.1

      (au) "Real Property" has the meaning specified in Section Section 4.6(a)

      (av) "Real Property Leases" has the meaning specified in Section 4.6(a).

      (aw) "Release" means the release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migrating into the indoor or outdoor environment of any Hazardous Substance.

      (ax) "Restricted Area" has the meaning specified in Section 6.4(a).

      (ay) "Restricted Period" has the meaning specified in Section 6.4(a).

      (az) "Retained Interest" has the meaning specified in Section 2.7.

      (ba) "Seller" has the meaning specified in the preamble of this Agreement.

      (bb) "Seller Indemnitees" has the meaning specified in Section 7.1(a).

      (bc) "Selling Parties" has the meaning specified in the preamble of this Agreement.

      (bd) "Settlement Notice" has the meaning specified in Section 7.2(b)(ii).

      (be) "Tangible Personal Property" has the meaning specified in Section 1.1(a)(v).

      (bf) "Taxes" has the meaning specified in Section 4.5.

      (bg) "Third Party Claim" has the meaning specified in Section 7.2(a)(ii).

      (bh) "Transaction Documents" has the meaning specified in Section 4.1(c).

      (bi) "Transferred Employees" has the meaning specified in Section 6.2(a).

      (bj) "Unaffiliated Firm" has the meaning specified in Section 2.3.

      (bk) "WARN" has the meaning specified in Section 6.2(d).

      (bl) Working capital definition as stated above.

      8.2 Certain Understandings. Notwithstanding anything to the contrary contained in this Agreement, to the extent a representation or warranty in this Agreement requires the disclosure of any contract or agreement, the applicable representation or warranty shall be deemed to exclude any agreement under which the obligations of the parties thereto have been performed.

      8.3 Binding Agreement. All of the terms and provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective heirs, legal representatives, successors and assigns.

      8.4 Assignment. No party may assign this Agreement or any rights or obligations hereunder, directly or directly, except with the prior written consent of the other parties hereto; provided, however, that Buyer shall be permitted to assign some or all of its rights hereunder to one or more of its Affiliates. No assignment shall relieve the assigning party of any of its obligations hereunder. Buyer may not assign its obligation to provide the DSS Shares as a part of the payment of the purchase price.

      8.5 Public Announcements. Except as may be required to comply with the requirements of any applicable law or as required under the rules and regulations of any stock exchange upon which the securities of one of the parties or its Affiliates are listed or traded, no Party shall make any public announcement in respect of this Agreement or the transactions contemplated by this Agreement or otherwise communicate with respect thereto with any news media without prior notification to, and written approval of the other party.

      8.6 Law To Govern. This Agreement shall be construed and enforced in accordance with the internal laws of the State of California, without regard to principles of conflict of laws. Any litigation involving this Agreement shall be adjudicated in a court with jurisdiction located in San Mateo County, California and the parties irrevocably consent to the personal jurisdiction and venue of such court

      8.7 Notices. All notices shall be in writing and shall be deemed to have been duly given if delivered personally or sent by overnight courier, upon receipt, or if mailed via registered or certified mail, return receipt requested, postage prepaid, within five (5) Business Days after deposit in the mail, to the other party hereto at the following addresses:

if to Seller, to:

Plastic Printing Professionals, Inc.
318 S. Grant St., #4B,
San Mateo, CA
Attn:  Barbara Caulley

with a copy to:

William Gore, Esq.
1370 Trancas St. #159
Napa, CA  94558

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if to Buyer, to:

P3 Acquisition Sub, Inc.
c/o Document Security Systems, Inc.
28 Main Street
Suite 1525
Rochester, NY  14614
Attn:  Patrick White, Chief Executive Officer

with a copy to:

Michael T. Hughes, Esq.
60 East 42nd Street
Suite 1812
New York, NY  10165

or to such other addresses as any such party may designate in writing in accordance with this Section 8.7.

      8.8 Entire Agreement. This Agreement (including all Schedules and Exhibits hereto) sets forth the entire understanding of the parties hereto in respect of the subject matter hereof and may not be modified or amended except by a written agreement specifically referring to this Agreement signed by all of the parties hereto. This Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter. No amendment, modification or waiver of this Agreement, or any provision hereof, shall be binding unless made in writing and executed by all of the parties hereto.

      8.9   Legends On Stock Certifications.

Each certificate representing shares issued pursuant to this Agreement shall be endorsed with the following legends:

         "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT COVERING SUCH SECURITIES, THE SALE IS MADE IN ACCORDANCE WITH RULE 144 OR ITS SUCCESSOR RULE UNDER THE ACT, OR THE COMPANY RECEIVES AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT EXEMPTIONS FROM SUCH REGISTRATION AND FROM THE PROVISIONS OF ANY APPLICABLE STATE "BLUE SKY" LAWS ARE AVAILABLE."

      8.10 Waivers. No failure by any of the parties hereto to insist upon the strict performance of any covenant, agreement, term or condition of this Agreement, or to exercise any right or remedy consequent upon a breach thereof, shall constitute a waiver of any such breach or of such covenant, agreement, term or condition. No covenant, agreement, term or condition of this Agreement to be performed or complied with by any party hereto, and no breach thereof, shall be waived, altered or modified except by a written instrument executed by the other party or parties. No waiver by any of the parties hereto of any breach of any covenant or condition hereof on the part of the other party or parties hereto to be kept and performed shall be considered to be a continuing waiver of such covenant or provision, or of any subsequent breach thereof, unless otherwise expressly provided for in such waiver.

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      8.11 Severability. In case any one or more of the provisions or parts of a provision contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement, but this Agreement shall be construed as if such invalid or illegal or unenforceable provision or part of a provision had been limited or modified (consistent with its general intent) to the extent necessary so that it shall be valid, legal and enforceable, or if it shall not be possible so to limit or modify such invalid or illegal or unenforceable provision or part of a provision, this Agreement shall be construed as if such invalid or illegal or unenforceable provision or part of a provision had never been contained herein.

      8.12 Income Tax Position. No party hereto shall take a position for income Tax purposes which is inconsistent with an express provision of this Agreement.

      8.13 Third-Party Beneficiaries. Nothing herein, express or implied, is intended or shall be construed to or shall confer upon or give to any Person, other than the parties hereto (and the respective Seller Indemnitees and Buyer Indemnitees to the extent provided in Article 7 hereof), any rights, remedies or other benefits under or by reason of this Agreement or any documents executed in connection with this Agreement.

      8.14 Time of the Essence. Time is of the essence with respect to each party's respective obligations under or pursuant to this Agreement.

      8.15 Drafting. No party shall be deemed to have drafted this Agreement but rather this Agreement is a collaborative effort of the undersigned parties and their attorneys.

      8.16 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement.

      8.17 Headings. The Section and paragraph headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of such Sections and paragraphs.

      8.18 Further Assurances. At any time and from time to time following the Closing, at the request of any party and without further consideration, any other party hereto shall provide, execute and/or deliver such documents or instruments, and take such actions, as the requesting party hereto or its counsel may reasonably deem necessary or desirable in order to consummate or otherwise to implement the provisions and purposes of this Agreement or to comply with applicable laws, including the provision of audited financial statements, as necessary. The parties hereto agree to cooperate fully in implementing a smooth and orderly transfer of the Business and the Purchased Assets from Seller to Buyer.

                    [Remainder of Page Intentionally Left Blank]


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      IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

SELLER:

PLASTIC PRINTING PROFESSIONALS, INC.

By:   ___________________________________
      Name:
      Title:

SHAREHOLDERS:

-------------------------------
Barbara Caulley

-------------------------------
Michael Caulley

--------------------------------
Jaeson Caulley

BUYER:

P3 ACQUISITION SUB, INC.

By:   ________________________________
      Name:  Patrick White
      Title:   Chief Executive Officer


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